Exhibit 2.2

ASSET PURCHASE AGREEMENT
by and among
OCZ Technology Group, Inc.,
a Delaware corporation,
PC Power & Cooling, Inc.,
a corporation organized under the laws of California,
and
Douglas A. Dodson

Dated as of May 25, 2007

EXHIBITS AND SCHEDULES

Exhibit	Description
A	Employment Agreement between Purchaser and Dodson
B-1	Holdback Note with one-year term issued by Purchaser
B-2	Holdback Note with two-year term issued by Purchaser
C-1	Noncompetition and Nonsolicitation Agreement between Purchaser and Dodson
C-2	Noncompetition and Nonsolicitation Agreement between Purchaser and Seller
D	Opinion of Call, Jensen & Ferrell, as counsel to Sellers

Schedule	Title
Schedule 1.1	Accounts Payable
Schedule 1.2	Accounts Receivable
Schedule 1.8	Assumed Contracts
Schedule 1.43	Inventory
Schedule 1.62	Prepaid Expenses
Schedule 1.77	Tangible Assets
Schedule 2.2(k)	Telephone and Fax Numbers; Website
Schedule 2.3	Excluded Assets
Schedule 2.8	Allocation of Purchase Price
Schedule 4.9	Permits
Schedule 4.12	Intellectual Property
Schedule 4.13	Facilities
Schedule 4.15	Insurance
Schedule 4.18	Warranties and Service Payment Obligations
Schedule 4.23	Employee Benefit Plans
Schedule 6.5	Necessary Consents

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 25 2007, by and among OCZ Technology Group, Inc., a Delaware corporation (“Purchaser”), Mr. Douglas A. Dodson, an individual (“Dodson”), and PC Power & Cooling, Inc., a California corporation (“Company,” together with Dodson, collectively referred to as “Sellers”). Purchaser and Sellers are sometimes referred to herein as “Party” and collectively as the “Parties.”
RECITALS
     A. Dodson is the sole shareholder of the Company;
     B. The Company is engaged in the business of manufacturing and selling high performance power supplies for computer systems, which uses certain patents and other intellectual property rights of Dodson in connection therewith (collectively the “Business”); and Purchaser is interested in purchasing, and Sellers are interested in selling, the Business; and
     C. The parties hereto desire that Sellers sell, assign, transfer and convey to Purchaser, and that Purchaser purchase from Sellers, the Assets (as defined below) in exchange for cash, shares of Purchaser common stock and assumption of the Assumed Liabilities (as defined below), all according to the terms and subject to the conditions set forth in this Agreement (the “Transaction”).
     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
     1.1 “Accounts Payable” shall mean those amounts owing by the Company under Assumed Contracts or otherwise arising in connection with the Business, which are listed on Schedule 1.1 as such Schedule 1.1 may be updated through Closing to include those accounts payable arising in the ordinary course of business in connection with the Business. For the purpose of this Agreement, the Company’s accrued vacation pay obligation to its employees as of the Closing Date shall be deemed an Account Payable.
     1.2 “Accounts Receivable” shall mean the accounts receivable and notes receivable of or amounts owing or payable to the Company in connection with or relating to the Business, including those set forth on Schedule 1.2 but excluding those included in the Excluded Assets.
     1.3 “Acquisition” shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, Acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company;
          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company; or
          (c) any liquidation or dissolution of the Company.
     1.4 “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Purchaser) contemplating or otherwise relating to any Acquisition.
     1.5 “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with another Person.
     1.6 “Ancillary Agreements” shall mean collectively the Holdback Notes, Employment Agreement, Noncompetition and Nonsolicitation Agreements, Transfer Documents and other agreements each party should have executed and delivered to the other party before the Closing.
     1.7 “Assets” shall have the meaning set forth in Section 2.2 hereof.
     1.8 “Assumed Contracts” shall mean only those Contracts listed on Schedule 1.8, as such schedule may be updated through the Closing Date to include Contracts entered into in the ordinary course of business and subject to review and approval of Purchaser.
     1.9 “Assumed Liabilities” shall have the meaning set forth in Section 2.4(a) hereof.
     1.10 “Business” shall have the meaning set forth in Recital B.
     1.11 “Business Financial Statements” shall have the meaning set forth in Section 4.10(a).
     1.12 “Business Day” shall mean any day that banks are open for business in San Francisco, California.
     1.13 “Business Records” shall mean any and all books, records, files, drawings, documentation, data or information that have been or now are used in or with respect to, in connection with or otherwise relating to the Business, the Assets or the Assumed Liabilities.
     1.14 “Closing” shall have the meaning set forth in Section 3.1 hereof.

     1.15 “Closing Date” shall have the meaning set forth in Section 3.1 hereof.
     1.16 “Closing Statement” shall have the meaning set forth in Section 2.7(a) hereof.
     1.17 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     1.18 “Confidential Information” shall have the meaning set forth in Section 4.12(i) hereof.
     1.19 “Contracts” shall mean all contracts, agreements or arrangements, whether oral or written relating to the Business.
     1.20 “Copyrights” shall have the meaning set forth in Section 4.12(a)(iii) hereof.
     1.21 “Defenses and Claims” shall have the meaning set forth in Section 2.4(b) hereof.
     1.22 “Dispute Notice” shall have the meaning set forth in Section 2.7(a) hereof.
     1.23 “Dodson” shall mean Douglas A. Dodson.
     1.24 “Earnout Amount” shall mean two percent (2%) of the worldwide revenue (net of any sales returns and allowances) determined in accordance with GAAP earned by the Purchaser from the sale of PSUs in each of the 36 full calendar months immediately following the Closing. In no event shall the total Earnout Amount payments exceed $3 million, less any amounts offset under item (ii) of the following sentence. For purposes of determining the Earnout Amount for any month, the following amounts shall be deducted from the Earnout Amount: (i) an amount equal to 2% of the uncollected accounts receivable from the sale of such PSUs which are more than 60 days old as of the end of such month (provided a deduction has not been made for the same accounts receivable in the prior month) and (ii) any amounts offset from such amount in accordance with Section 12.3(d) hereof. If an account receivable for which a deduction was previously deducted as provided in the immediately preceding sentence is collected in whole or in part, the amount of such collection shall be added to revenue earned by Purchaser from the sales of PSUs in the month such account receivable was collected. For purposes of this Section 1.24 and Section 1.64, “Purchaser” shall be deemed to include any controlled subsidiary of Purchaser, any entity with which Purchaser is merged and any Person which acquires the principal assets of Purchaser or its controlled subsidiaries related to the sales of PSUs.
     1.25 “Employment Agreement” shall mean an agreement between Dodson and Purchaser substantially in the form of Exhibit A hereto.
     1.26 “Encumbrances” shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, liens, pledges, mortgages, restrictions, and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Assets.
     1.27 “Environmental Laws” shall mean, as set forth in Section 4.21, any and all applicable civil, criminal, and administrative laws (including common law), statutes, codes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, approvals, authorizations, and other requirements, directives, consents and obligations lawfully imposed by any Governmental Entity pertaining to the protection of the environment, protection of ecology, protection of public health, protection of worker health and safety, and/or the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the Handling of Hazardous Materials, and regulations, guidelines, and policies promulgated under any of the foregoing, all as amended from time to time.
     1.28 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     1.29 “ERISA Affiliate” shall have the meaning set forth in Section 4.23(a) hereof.
     1.30 “Evans” shall mean Barry Evans.
     1.31 “Excluded Assets” shall mean the cash, accounts receivable 60 or more days old and other assets of the Company set forth in Schedule 2.3, all as of the Closing Date.
     1.32 “Excluded Liabilities” shall have the meaning set forth in Section 2.5 hereof.
     1.33 “Facility” shall mean any facility or real property, including without limitation any improvement, equipment, structure, building, or fixture, that is or was owned, used, operated, occupied, controlled, or rented, in connection with the Business.
     1.34 “Fitzgerald” shall mean Steve Fitzgerald.
     1.35 “GAAP” shall mean U.S. generally accepted accounting principles, consistently applied provided, however, that for purposes of calculating the Earnout Amounts, “GAAP” shall mean the accounting principles used by Purchaser in the preparation of its financial statements filed with the AIM Market of the London Stock Exchange.
     1.36 “Governmental Entity” shall mean any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.
     1.37 “Handling” or “Handled” shall mean used, generated, manufactured, processed, contained, transferred, recycled, stored, treated, loaded, transported, removed or Released.
     1.38 “Hazardous Materials” shall mean, as set forth in Section 4.21, any substance, waste, material, chemical, compound or mixture which is defined, listed, designated, described or characterized under Environmental Laws or under any rules, guidances, policies, or regulations promulgated thereunder, as hazardous, toxic, a contaminant, a pollutant or words of similar import, and includes without limitation any asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction or distillate thereof), natural gas, natural gas liquids, and liquefied natural gas.
     1.39 “Holdback Notes” shall mean the promissory notes of the Purchaser substantially in the form of Exhibits B-1 and B-2 hereto.

     1.40 “Indemnifiable Losses” shall have the meaning set forth in Section 12.3(a) hereof.
     1.41 “Intangibles” shall mean guarantees, rights, warranties, defenses and claims, choses in action, causes of action, demands, rights of recovery, suits, covenants not to compete and other rights in favor of the Company relating to the Assets, the Assumed Liabilities or the Business.
     1.42 “Intellectual Property” shall have the meaning set forth in Section 4.12.
     1.43 “Inventory” shall mean the inventory (including obsolete inventory), including supplies, consumables, parts (including retainable parts), materials, spares, training and testing units, wherever located, owned, primarily employed or held for use in the conduct of the Business, including the items listed on Schedule 1.43.
     1.44 “Issued Patents” shall have the meaning set forth in Section 4.12(a)(i) hereof.
     1.45 “JAMS” shall have the meaning set forth in Section 12.4(a) hereof.
     1.46 “Key Employees” shall mean Douglas Dodson, Bob Roark, Ryan Edwards and James Dickenson.
     1.47 “Knowledge” or “Known” shall mean the knowledge, after diligence in reviewing the Company’s books and records, of all the Key Employees and the actual knowledge of all the other officers, directors and employees of the Company.
     1.48 “Laws or Decrees” shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations and all orders, writs, injunctions, awards, judgments or decrees.
     1.49 “Lease” shall mean the current real property lease of the Company.
     1.50 “Liability” shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.
     1.51 “Licenses” shall have the meaning set forth in Section 4.21 hereof.
     1.52 “Losses” shall mean any loss, demand, action, cause of action, assessment, damage, Liability, cost or expense, including without limitation, interest, penalties and reasonable attorneys’ and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof, but excluding special or consequential damages (including without limitation loss of profits or revenues) related to any such loss, demand, action, cause of action, assessment, damage, liability, cost or expense, other than special or consequential damages actually awarded to a third party and paid or payable to such third party by a party hereto.
     1.53 “Material Adverse Change” shall mean any material adverse change in the Business, operations, properties, Assets, Intellectual Property, financial condition, Assumed

Liabilities, results of operations or prospects of the Business, taken as a whole, whether or not occurring in the ordinary course of business.
     1.54 “Material Adverse Effect” shall mean any material adverse effect on the business, operations, properties, the Assets, financial condition, the Assumed Liabilities, results of operations or prospects of the Business, taken as a whole, whether or not occurring in the ordinary course of business.
     1.55 “Net Assets” shall mean the difference between (i) the net book value reflected on the Closing Statement of all Accounts Receivables less than 60 days old, Inventory, Prepaid Expenses listed on Schedule 1.62 and fixed assets, and (ii) the net book value reflected on the Closing Statement of Accounts Payable of the Business to be assumed by the Purchaser and the Warranty Reserve. Notwithstanding clause (i) of the immediately preceding sentence, all Accounts Receivable from Fry’s Electronics shall be included when calculating the amount of the Net Assets to the extent provided in the Closing Statement.
     1.56 “Noncompetition and Nonsolicitation Agreements” shall mean Purchaser’s agreements with Sellers substantially in the forms of Exhibits C-1 and C-2 hereto.
     1.57 “Patents” shall have the meaning set forth in Section 4.12(a)(ii) hereof.
     1.58 “Patent Applications” shall have the meaning set forth in Section 4.12(a)(ii) hereof.
     1.59 “Permits” shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the Business, the Assets or the Assumed Liabilities.
     1.60 “Permitted Encumbrances” shall mean liens for current taxes which are not yet due and payable.
     1.61 “Person” shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.
     1.62 “Prepaid Expenses” shall mean all prepaid expenses, advances, deposits, and rights to volume and other rebates due from suppliers, as well as performance bonds, including those listed on Schedule 1.62.
     1.63 “Property Taxes” shall have the meaning set forth in Section 10.5(b) hereof.
     1.64 “PSUs” shall mean, on or prior to the Closing Date, the power supply units for computer systems sold by the Business by Sellers and, after the Closing Date, the power supply units for computer systems sold by the Purchaser, any controlled subsidiary of Purchaser or any successor entity to Purchaser.
     1.65 “Purchaser Indemnification Notice” shall have the meaning set forth in Section 12.3(e) hereof.

     1.66 “Purchaser Objection Notice” shall have the meaning set forth in Section 12.2(c) hereof.
     1.67 “Purchaser Shares” shall have the meaning set forth in Section 2.6(a)
     1.68 “Release” shall mean, as set forth in Section 4.21, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, or in a manner or with a consequence not authorized by Environmental Laws.
     1.69 “Sellers Compliance Certificate” shall have the meaning set forth in Section 9.2(a) hereof.
     1.70 “Sellers Employee Plans” shall have the meaning set forth in Section 4.23(a) hereof.
     1.71 “Sellers’ Indemnification Floor” shall have the meaning set forth in Section 12.3(b) hereof.
     1.72 “Sellers Indemnification Notice” shall have the meaning set forth in Section 12.2(b) hereof.
     1.73 “Sellers International Employee Plans” shall have the meaning set forth in Section 4.23(a) hereof.
     1.74 “Sellers Intellectual Property” shall mean Intellectual Property owned, employed in or held for use in the Business by either Dodson or the Company.
     1.75 “Sellers Objection Notice” shall have the meaning set forth in Section 12.3(f) hereof.
     1.76 “Sellers Software” shall have the meaning set forth in Section 4.12(k) hereof.
     1.77 “Tangible Assets” shall mean all tangible assets, equipment and other fixed assets, including all computer hardware, service tools, aids, manuals, schematics, diagnostics, machinery and office furnishings, owned, primarily employed or held for use in the conduct of the Business, including the Tangible Assets listed on Schedule 1.77.
     1.78 “Tax” shall mean any federal, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add-on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, relating to the Assets or the Business.

     1.79 “Tax Return” shall mean any return, declaration, report, estimates, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, covering or relating to the Assets or the Business.
     1.80 “Third Party Intellectual Property” shall have the meaning set forth in Section 4.12(d) hereof.
     1.81 “Trademarks” shall have the meaning set forth in Section 4.12(a)(iv) hereof.
     1.82 “Transaction” shall have the meaning set forth in Recital B.
     1.83 “Transaction Taxes” shall have the meaning set forth in Section 10.5(a) hereof.
     1.84 “Transfer Documents” shall have the meaning set forth in Section 2.1(b) hereof.
     1.85 “Warranty Reserve” shall mean the reserves for warranty obligations and returns and allowances totalling $15,000, to be reflected on the Closing Statement.
ARTICLE II
PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES
     2.1 Purchase and Sale of Assets and Assumption of Assumed Liabilities.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date:
               (i) Sellers agree to sell, assign, transfer, convey and deliver to Purchaser, as designated by Purchaser at the Closing, and Purchaser, as the case may be, agrees to purchase from Sellers, all of Sellers’ right, title and interest in and to the Assets, free and clear of all Encumbrances except Permitted Encumbrances, provided that for all tax and accounting purposes any Assets owned by Dodson shall be deemed to be contributed by him to the Company immediately prior to the Closing and such Assets and all other Assets shall be deemed to be sold by the Company to Purchaser at the Closing;
               (ii) Sellers agree to assign to Purchaser, as designated by Purchaser at the Closing, and Purchaser, as the case may be, agrees to assume from Sellers, the Assumed Liabilities; and
               (iii) Sellers agree to assign to Purchaser, at the Closing, and Purchaser, shall assume from Sellers, all of Sellers’ rights and obligations under the Assumed Contracts, subject to the obtaining of all necessary consents by the other parties thereto.
          (b) In connection with the Transaction, on the Closing Date, Sellers shall take (and shall cause their Affiliates to take) any and all actions that may be required, or reasonably requested by Purchaser, to transfer good and marketable title to all of the Assets free and clear of all Encumbrances (except Permitted Encumbrances) to Purchaser. Sellers shall deliver possession of all of the Assets to Purchaser on the Closing Date at the location and by such means as are reasonably designated by Purchaser, and Sellers shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser in order to convey to Purchaser good and marketable title to all Assets, free and clear of all Encumbrances (except Permitted Encumbrances) (“Transfer Documents”, as well as such other instruments of sale and/or transfer as counsel to Purchaser may reasonably request (whether at or after the Closing Date) to evidence and effect the Transaction contemplated herein. Sellers agree that, to the extent any Assets are owned or held by any Affiliate of the Company, Sellers shall also cause good and marketable title to such Assets to be transferred and assigned to Purchaser free and clear of all Encumbrances (except Permitted Encumbrances) on the Closing Date.
     2.2 Assets. As used in this Agreement, the term “Assets” means, collectively, all right, title and interest in and to all of the assets, properties, rights and claims owned or primarily employed or held for use in the conduct of the Business, including the following, but excluding the Excluded Assets (as defined below):
          (a) The Business as a going concern, including without limitation, all of its goodwill;
          (b) All Inventory;
          (c) All rights and benefits of Sellers in existence on the Closing Date or arising from and after the Closing Date under the Assumed Contracts;
          (d) All Sellers Intellectual Property;
          (e) All Tangible Assets;
          (f) All Business Records;
          (g) All Prepaid Expenses;
          (h) All Permits to the extent transferable by Sellers;
          (i) All Accounts Receivable;
          (j) All Intangibles; and
          (k) The telephone and fax numbers and websites set forth on Schedule 2.2(k).
     2.3 Excluded Assets. Notwithstanding anything herein to the contrary, Sellers shall retain all of their right, title and interest in and to, and Purchaser shall not acquire any interest in, the Excluded Assets.

     2.4 Assumption of Liabilities.
          (a) Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from Sellers and to thereafter pay, perform and/or otherwise discharge in a timely manner only the following Liabilities of Sellers to the extent that such Liabilities are not Excluded Liabilities (the “Assumed Liabilities”):
               (i) Liabilities arising from and after the Closing Date under the Assumed Contracts other than Liabilities arising from any tort, infringement or violation of law by Sellers that occurred (or arose from facts occurring) prior to the Closing Date, and (B) Liabilities arising from any breach or default of any Assumed Contracts to the extent occurring (or arising from facts and/or activities occurring) on or prior to the Closing Date;
               (ii) the Accounts Payable (to the extent reflected on the Closing Statement);
               (iii) the Lease; and
               (iv) the Warranty Reserve (to the extent reflected on the Closing Statement).
          (b) Nothing herein shall be deemed to deprive Purchaser or any Affiliate of Purchaser of any defenses, set-offs or counterclaims which Sellers may have had or which Purchaser, or Purchaser, shall have (to the extent relating to the Assumed Liabilities) to any of the Assumed Liabilities (the “Defenses and Claims”). Effective as of the Closing, Sellers agree to assign, transfer and convey to Purchaser all Defenses and Claims and agrees to cooperate with Purchaser to maintain, secure, perfect and enforce such Defenses and Claims.
     2.5 Liabilities Not Assumed. Except as expressly set forth in Section 2.4 above, Purchaser shall not assume or become liable or obligated in any way for, and Sellers shall retain and remain solely liable for and obligated to discharge and indemnify and hold harmless Purchaser for, all debts, expenses, accounts payable, contracts, agreements, commitments, obligations, claims, suits and other Liabilities of Sellers of any nature whatsoever, whether or not related to the Business or the Assets, whether known or unknown, accrued or not accrued, fixed or contingent, current or arising hereafter, including, without limitation, any of the following (collectively referred to herein as “Excluded Liabilities”):
          (a) Any Liability arising out of or as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time to the extent arising out of facts occurring prior to the Closing Date;
          (b) Any Liability of the Sellers for unpaid Taxes (with respect to the Business, the Assets, or employees of the Company or otherwise), any Liability of the Sellers for Taxes arising in connection with the consummation of the Acquisition (including any income Taxes) arising because the Sellers are transferring the Assets or any liability of the Sellers for the unpaid Taxes of any Person other than the Sellers, or a transferee or successor of Sellers, by contract or otherwise;

          (c) Any Liabilities related to or arising from any breach or default by Sellers or the Affiliates of the Company, whether before or after the Closing Date, of any Contract or related to or arising from any tort, infringement or violation of Laws or Decrees by Sellers, in each case to the extent occurring or arising from facts occurring on or prior to the Closing Date;
          (d) Any Liability of Sellers or any of the Affiliates of the Company incurred in connection with or under this Agreement (including, without limitation, with respect to any of Sellers or the Affiliates’ representations, warranties, agreements, covenants or indemnities hereunder) relating to the execution or performance of this Agreement and the transactions contemplated herein;
          (e) Any Liability of Sellers under any of Employee Plans of the Company with respect to any obligation of Sellers to contribute or to make payments to or provide benefits on behalf of employees of the Company;
          (f) Any fees, expenses or other Liabilities incurred by the Company or any of Affiliates of the Company or hereunder with respect to Sellers or any of the Affiliates’ engagement of their counsel, or any investment banker, broker, merger and acquisition advisory service, appraiser or accounting firm engaged to perform services hereunder;
          (g) any outstanding Liability or obligations of Sellers for borrowed money due and owing to banks or other lenders, other than obligations under the Assumed Contracts to the extent assumed pursuant to Section 2.4(a);
          (h) any Liability of Sellers arising under any Environmental Law for periods on and prior to the Closing Date;
          (i) any Liability of Sellers for the infringement of Third Party Intellectual Property on or prior to the Closing Date; or
          (j) any Liability of Sellers not related to the Business.
     2.6 Purchase Price.
          (a) Definition. The aggregate consideration for the Business and the Assets shall be the (i) assumption of the Assumed Liabilities pursuant to Section 2.4, (ii) cash payment of $6 million subject to adjustment pursuant to Section 2.7, (iii) a number of shares of Purchaser common stock determined in accordance with Section 2.6(b) below (the “Purchaser Shares”), (iv) the Holdback Notes plus (v) payment of the Earnout Amounts (collectively, the “Purchase Price”).
          (b) Purchaser Shares. The number of Purchaser Shares to be issued shall be an amount equal to $2 million divided by the average closing price of the Purchaser’s common stock on the AIM market of the London Stock Exchange for the ten trading days immediately preceding the Closing. The Purchaser Shares shall be issued at the Closing in the name of Dodson (95%), Fitzgerald (2.5%) and Evans (2.5%), as the assignees of the Company. After Closing, Dodson, Fitzgerald and Evans and their Affiliates, designees and assignees may sell Purchaser Shares only through a broker nominated by Purchaser’s Nominated Advisor for the

AIM Market of the London Stock Exchange (the “Nomad”) and only in such quantities and in such a manner as the Nomad determines in its sole discretion so that the orderly trading market of Purchaser’s capital stock on the AIM Market of the London Stock Exchange is not disrupted. In no event may Dodson, Fitzgerald or Evans sell, transfer, gift or convey any of the Purchaser Shares (other than as provided in the immediately preceding sentence) without the express written consent of Purchaser, which shall not be unreasonably withheld; provided, however, that any recipient of such Purchaser Shares must agree to the transfer restrictions set forth in this Section 2.6. The following representations, warranties and agreements are made by the Company and Dodson, and similar representations, warranties and representations will be made by Fitzgerald and Evans prior to the issuance of Purchaser Shares to Fitzgerald and Evans:
               (i) Dodson is, and as of the Closing Date will be, an “Accredited Investor,” as defined in Rule 501(a) of Regulation D under the Securities Act in that, among other things, his individual net worth exceeds $1,000,000;
               (ii) the Company is, and as of the Closing Date, will be such an “Accredited Investor” in that it is an entity whose sole equity owner is an Accredited Investor;
               (iii) each of Sellers, by reason of Dodson’s business and financial experience, is capable of evaluating the merits and risks of his or its acquisition of the Purchaser Shares and has the capacity to protect his or its interests in connection with such acquisition;
               (iv) Sellers understand that the Purchaser Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the registration requirements provided by Rule 506 of Regulation D thereunder, and will not be qualified under the California Corporate Securities Act of 1968, as amended (the “California Law”), in reliance upon exemption from the qualification requirements provided by Section 25102.1 thereunder;
               (v) Sellers understand and acknowledge that the Purchaser Shares will be subject to the transfer restrictions set forth in Rule 502(d) of Regulation D under the Securities Act and Sellers agree not to sell, pledge or otherwise transfer any of the Purchaser Shares in violation of those restrictions, or any other applicable transfer restrictions under the Securities Act or the California Law; and
               (vi) Sellers agree that one or more legends referring to such securities law restrictions, as applicable, and restrictions under this Section 2.6(b) shall be set forth on any certificate representing the Purchaser Shares.
          (c) Earnout Amounts. The Company shall receive, for each of the thirty six (36) full calendar months following Closing, the Earnout Amount earned in such month. The Earnout Amount for any month shall be payable to Seller within 45 days after the end of each fiscal quarter in which such month falls; provided, however, the last installment payable with respect to any Earnout Amounts shall be 65 days after the end of the last of such 36 calendar months.. The following provisions shall also be applicable:
               (i) With each payment of an Earnout Amount, Purchaser will deliver to Sellers a written statement showing the calculation of that Earnout Amount including collections,

rebates, and allowances by types of PSUs and collecting entities and any other facts reasonably necessary to understand the calculation. Purchaser will also keep complete and accurate records of all Purchaser’s sales of PSUs and related rebates and allowances during the three years following the Closing Date. Such records will in sufficient detail to enable the Earnout Amounts to be computed and verified. Until four years after the Closing Date, Sellers and their agents will have the right, at Sellers’ expense, upon reasonable prior written notice, to inspect and copy such records as they relate to the proper calculation and payment of the Earnout Amounts. Any information provided to or obtained by Purchaser or another Person under this paragraph will be subject to the confidentiality obligations under this Agreement, the Confidentiality Agreement and the Noncompetition and Nonsolicitation Agreements.
               (ii) Any Earnout Amounts owed to the Company will be paid in U.S. dollars.
          (d) At the Closing the Purchaser shall deliver to the Company $6 million, by wire transfers of $5,700,000 and $300,000 to the accounts designated in writing by the Company, the Purchaser Shares and the Holdback Notes against receipt of the Sellers’ Closing deliverables referred to in Section 9.2(o).
     2.7 Purchase Price Adjustment.
          (a) Closing Statement. As soon as possible, but in any event on or before the thirtieth (30th) day after Closing, Purchaser shall prepare and deliver to Sellers a statement (and supporting schedules) (collectively the “Closing Statement”) setting forth, in detail, calculation of the Net Assets as of the Closing Date, which shall be certified by the Chief Financial Officer of Purchaser as being prepared in accordance with GAAP. For purposes of preparation of the Closing Statement, all calculations shall be made with precision, and lack of materiality shall not be a defense to the requirement of precise and proper determinations. Sellers and their auditors or other representatives shall be provided an opportunity to review the procedures performed in connection with preparation of the Closing Statement. Immediately following delivery of the Closing Statement, Purchaser shall make available, and shall cause its auditors to make available, all records, work papers and employees at Purchaser’s expense reasonably requested by Sellers in connection with their review of the Closing Statement.
     The Closing Statement shall be deemed final, binding and conclusive upon the Sellers unless Sellers object by providing Purchaser written notice of dispute (a “Dispute Notice”) within thirty (30) days of receipt of the Closing Statement. The Dispute Notice shall specifically state Sellers’ objections and contain all supporting details for Sellers’ position. If a Dispute Notice is given, Purchaser and Sellers shall promptly meet in good faith to attempt to resolve any issues. If Purchaser and Sellers agree on an amendment to the Closing Statement, then the parties shall execute a memorandum memorializing such understanding and the Closing Statement, as adjusted shall be the final Closing Statement. If Purchaser and Sellers are unable to agree to an amendment of the Closing Statement within thirty (30) days of the Dispute Notice, the unresolved issues shall be submitted to a mutually acceptable independent accounting firm which has no material existing relationship to Purchaser or Sellers. The selection of such independent accounting firm shall not be unreasonably withheld or delayed by either Purchaser or Sellers. Each of Purchaser and Sellers shall submit their position to the independent accounting firm with all necessary supporting details and schedules. The independent accounting firm shall select either the Purchaser’s position or the Sellers’ position within thirty (30) after the independent accounting firm receives the first written position of one of the Parties. The Closing Statement shall be amended to reflect whichever position is selected by the independent accounting firm which shall be final, binding and conclusive on the Parties. The fees and expenses of the independent auditor shall be paid by the losing Party.
          (b) Purchase Price Adjustment. If the net book value of the Net Assets on the Closing Statement is less than $1,344,182.43, the Company shall promptly pay to Purchaser by wire transfer to an account designated in writing by Purchaser such difference within 5 Business Days after the Closing Statement becoming final. If the net book value of the Net Assets on the Closing Statement is greater than $1,344,182.43, Purchaser shall pay the Company by wire transfer to an account designated in writing by Sellers such excess within 5 Business Days of the Closing Statement becoming final; provided, however, that in no event shall the payment required by this sentence exceed $1,000,000.
     2.8 Allocation. The Parties agree to (a) allocate the purchase price among the Assets and the Noncompetition and Nonsolicitation Agreements in accordance with attached Schedule 2.8 and Section 1060 of the Code; (b) treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax; and (c) not take any action inconsistent with such obligation.
ARTICLE III
THE CLOSING
     3.1 The Closing. The consummation of the Acquisition will take place at a closing to be held at the offices of DLA Piper US LLP, 2000 University Avenue, East Palo Alto, California 94303 (the “Closing”) on the date five (5) business days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other time or date as may be agreed to by the parties to this Agreement (the “Closing Date”).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers hereby jointly and severally represent and warrant to Purchaser that:
     4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of California. The Company is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which it is required to be so qualified or licensed, except in states which the failure to qualify, in the aggregate, would not have a Material Adverse Effect on the Business.
     4.2 Subsidiaries. The Company owns no equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture, business, trust or other entity, whether or not incorporated.

     4.3 Authorization. This Agreement and all Ancillary Agreements to which Sellers are parties have been, or upon their execution and delivery hereunder will have been, duly and validly executed and delivered by Sellers and constitute, or will constitute, valid and binding agreements of Sellers enforceable against Sellers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general equitable principles or the exercise of judicial discretion in accordance with such principles. Sellers have all requisite power and authority to execute and deliver this Agreement and carry out all the transactions contemplated in this Agreement and the Ancillary Agreements to which it is or will be a party.
     4.4 No Conflicts; Consents. The execution and the delivery of this Agreement and the Ancillary Agreements to which either Seller is or will be a party by Sellers, do not, and the consummation of the transactions contemplated herein and therein and compliance with the provisions hereof and thereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any lien, charge or Encumbrance pursuant to, (a) any provision of the Articles of Incorporation or Bylaws of the Company, (b) any Law or Decree, except as referred to in Section 6.8, or (c) any provision of any agreement, instrument or understanding to which either Seller is a party or by which Sellers or any of their properties or assets are bound or affected, nor will such actions give to any other Person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to the Business, any of the Assets, the Assumed Liabilities or the Assumed Contracts. Except as set forth in the immediately preceding sentence, no consent of any third party or any Governmental Entity is required to be obtained on the part of Sellers to permit the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements to which either Seller is or will be a party.
     4.5 Title to Assets. Sellers have good and marketable title to all of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances. At the Closing, Sellers will sell, convey, assign, transfer and deliver to Purchaser good, valid and marketable title, and all Sellers’ respective right and interest, in and to all of the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. The Assets include all property, tangible and intangible, and all agreements and rights used in the Business.
     4.6 Tangible Assets. Schedule 1.77 sets forth a complete and accurate list of the Tangible Assets used in the Business, which description identifies, to the extent available, original acquisition date and cost of such items. Each Tangible Asset is, and as of the Closing Date will be, in good operating condition and good repair, ordinary wear and tear excepted, will be free from all defect and damage, and are usable in the ordinary course of business. Schedule 1.77 also sets forth by category the location of the Tangible Assets as of the Closing Date.
     4.7 Inventory. The inventories shown on the Business Financial Statements or thereafter acquired by Sellers were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business. Since December 31, 2006, Sellers have continued to replenish inventories in a normal and customary manner consistent with past practices. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is consistent with its past practice and in accordance with GAAP in all material respects. Since December 31, 2006, adequate provision has been made on the books of the Company in the ordinary course of business consistent with past practices, or in Schedule 1.43, to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. Schedule 1.43 to this Agreement sets forth by category and amount the location of the Inventory as of the Closing Date.
     4.8 Litigation and Claims. There are no claims, actions, suits, proceedings or, to Sellers’ Knowledge, investigations, pending before any Governmental Entity, or to Sellers’ Knowledge, threatened or reasonably expected, against Sellers (a) relating to the Business, the Assets, the Assumed Liabilities or the Intellectual Property, (b) which questions or challenges the validity of this Agreement or any of the Ancillary Agreements to which either Seller is or will be a party, or any of the transactions contemplated herein or therein or (c) which might be reasonably expected to have a Material Adverse Effect on the Business or Sellers. Neither Seller is a party to or subject to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Entity) with respect to or affecting the Business, or any of the Assets, the Assumed Liabilities or the Intellectual Property.
     4.9 Compliance with Laws and Regulations; Governmental Licenses, Etc. Sellers are in compliance with all applicable Laws or Decrees with respect to or affecting the Business or the Assets, the Assumed Liabilities or the Intellectual Property, including, without limitation, Laws or Decrees relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination, except for such failure to comply as which would not result in a Material Adverse Effect on the Business, the Assets, the Assumed Liabilities or the Intellectual Property. Sellers are not subject to any order, injunction or decree issued by any Governmental Entity which could impair the ability of Sellers to consummate the transactions contemplated herein or which could adversely affect Purchaser’s conduct of the Business or its use and enjoyment of the Assets or the Intellectual Property from and after the Closing Date. Sellers possess all Permits which are required in order for Sellers to operate the Business as presently conducted, and is in compliance with all such Permits. Schedule 4.9 to this Agreement contains a complete list of such Permits held by Sellers relating to the Business, the date of expiration of each such Permit, and whether each such Permit is transferable. Neither the sale and transfer of the Assets pursuant to this Agreement, nor Purchaser’s possession and use thereof from and after the Closing Date because of such sale and transfer, will result in the imposition of any liability upon Purchaser for appraisal rights or other liability owing to any shareholder of the Company.
     4.10 Financial Statements.
          (a) Sellers have delivered to Purchaser copies of (i) the Company’s unaudited balance sheets pertaining to the Business as of March 31, 2007, (ii) the Company’s unaudited balance sheet pertaining to the Business as of December 31, 2006, and (iii) statements of operations pertaining to the Business for the periods then ended (collectively, the “Business Financial Statements”). The Business Financial Statements present fairly, in all material respects, the financial position of the Business as of their respective dates and the results of operations and changes in financial position of the Business for the periods indicated. The unaudited Business Financial Statements do not contain all footnotes and other information required by GAAP.
          (b) There is no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Business Financial Statements except for those (i) that have been incurred after March 31, 2007 or (ii) that are not required by GAAP to be included in a balance sheet. All debts, liabilities, and obligations incurred by the Business after March 31, 2007 were incurred in the ordinary course of business. The Business Financial Statements reflect all costs and expenses incurred in the operation of the Business in accordance with GAAP in all material respects.
     4.11 Absence of Certain Changes or Events. Since December 31, 2006, Sellers have conducted the Business in the ordinary and usual course consistent with past practices and, without limiting the generality of the foregoing, has not:
          (a) suffered any Material Adverse Change in the results of operation, financial condition, Assets, Intellectual Property, business, operation or prospects relating to the Business;
          (b) suffered any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Change in the Assets, the Intellectual Property or the Business;
          (c) effected any acquisition, sale or transfer of any material asset of the Company or any of its subsidiaries other than in the ordinary course of business and consistent with past practice;
          (d) effected any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its subsidiaries’ assets;
          (e) except for a $290,000 dividend paid in the first quarter of 2007, declared, set aside, or paid a dividend or other distribution with respect to the shares of the Company, or directly or indirectly redeemed, purchased or otherwise acquired any of its shares of capital stock;
          (f) entered into any Contract, other than in the ordinary course of business, or amended or terminated, or defaulted under, any material Contract to which either Seller is a party or by which either Seller is bound;
          (g) granted any increase in the compensation payable or to become payable by Sellers to any the Company employees employed in the Business, except those occurring in the ordinary course of business, consistent with Sellers’ past practices;
          (h) granted any licenses with respect to the Intellectual Property;

          (i) incurred any Liabilities relating to the Business except in the ordinary course of business and consistent with past practice;
          (j) permitted or allowed any of the Assets to be subjected to any Encumbrance of any kind (other than a Permitted Encumbrance) other than in the ordinary course of business consistent with past practices;
          (k) waived any rights under or terminated any Contract relating to the Business;
          (l) with respect to the Business or the Assumed Contracts, incurred any contingent Liability as guarantor or otherwise with respect to the obligations of others, other than in the ordinary course, consistent with past practices; or
          (m) agreed to take any action described in this Section 4.11 or outside of its ordinary course of business or which would constitute a breach of any of the representations or warranties of Sellers contained in this Agreement.
     4.12 Intellectual Property.
          (a) For purposes of this Agreement, “Intellectual Property” means:
               (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
               (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
               (iii) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);
               (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”);
               (v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

               (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).
          (b) Sellers own and have good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used or currently proposed to be used in the Business as currently conducted or as proposed to be conducted by Sellers. The Intellectual Property owned by and licensed to Sellers collectively constitute all of the Intellectual Property necessary to enable Sellers to conduct the Business as the Business is currently being conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor of the Company has any right, claim or interest in or with respect to any Intellectual Property used in the Business. There is no unauthorized use, disclosure or misappropriation of any Intellectual Property used in the Business by any employee or, to Sellers’ Knowledge, former employee of the Company or any of its subsidiaries or, to Sellers’ Knowledge, by any other third party. There are no royalties, fees or other payments payable by Sellers to any Person under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of Intellectual Property used in the Business.
          (c) Schedule 4.12 lists all Patents and Patent Applications and all registered Trademarks, and trademark applications and all registered Copyrights included in Sellers Intellectual Property, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.
          (d) Schedule 4.12 contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which either Seller is a party and pursuant to which either Seller is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software at a cost not exceeding $5,000 in the aggregate and widely available through regular commercial distribution channels on standard terms and conditions (“Third Party Intellectual Property”).
          (e) There is no unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property by either Seller. Sellers have not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property. There are no royalties, fees or other payments payable by Sellers to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.
          (f) Sellers are not in breach of any license, sublicense or other agreement relating to the Sellers Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement nor the consummation of the Transactions contemplated hereby will contravene, conflict with or result in an infringement on the Purchaser’s right to own or use any Sellers Intellectual Property, or any Third Party Intellectual Property.
          (g) All Patents, registered Trademarks, registered service marks and registered Copyrights held by Sellers are valid and subsisting. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid in the correct entity status amounts. Sellers are not infringing, misappropriating or making unlawful use of,and Sellers have not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any proprietary asset owned or used by any third party. There is no proceeding pending or threatened to the Knowledge of Sellers, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any item of Sellers Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Trademarks, service marks, Copyrights or violation of any trade secret or other proprietary right of any third party. Sellers have not brought a proceeding alleging infringement of Sellers Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.
          (h) All current and former officers of the Company have executed and delivered to Sellers an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Sellers of any Intellectual Property arising from services performed for Sellers by such persons, the form of which has been supplied to Purchaser. All current and former consultants and independent contractors to Sellers involved in the development, modification, marketing and servicing of Sellers Intellectual Property have executed and delivered to Sellers an agreement in the form provided to Purchaser or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Sellers of any Intellectual Property arising from services performed for Sellers by such persons. It has at all times been Sellers’ practice and procedure to require all employees of the Company to execute and deliver to Sellers an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Sellers of any Intellectual Property arising from services performed for Sellers by such employees, the form of which has been provided to Purchaser; and substantially all of the Company’s current and former employees, including all current and former software engineers, each of which have had access to the Sellers’ computer software, have executed such agreements, although some current or former employees other than those related to software may not have done so. To Sellers’ Knowledge, no current or former officer, employee or independent contractor of Sellers is in violation of any term of any agreement regarding the protection of proprietary information and the assignment to Sellers of any Intellectual Property arising from services performed for Sellers by such persons or any employment contract or any other contract or agreement relating to the relationship of any such officer, employee or independent contractor with Sellers. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Sellers Intellectual Property.
          (i) Sellers have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Sellers Intellectual Property (except such Sellers Intellectual Property whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the full value of all Intellectual Property it owns or uses. All use, disclosure or appropriation of Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”) owned by Sellers by or to a third party has been pursuant to the terms of a written agreement between Sellers and such third party. All use, disclosure or appropriation of Confidential Information not owned by Sellers has been pursuant to the terms of a written agreement between Sellers and the owner of such Confidential Information, or is otherwise lawful.
          (j) No product liability claims have been communicated in writing to or, to Sellers’ Knowledge, threatened against Sellers.
          (k) A complete list of Sellers’ proprietary software (“Sellers Software”), together with a brief description of each, is set forth in Schedule 4.12. Sellers Software conforms in all material respects with any specification, documentation, performance standard, representation or statement provided with respect thereto by or on behalf of Sellers.
          (l) Sellers are not subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner the use, transfer, or licensing thereof by Sellers, or which may affect the validity, use or enforceability of such Sellers Intellectual Property. Sellers are not subject to any agreement which restricts in any material respect the use, transfer, or licensing by Sellers of the Sellers Intellectual Property.
     4.13 Facilities. Schedule 4.13 provides an accurate and complete list of the current Facilities. Sellers have provided Purchaser true and complete copies of (i) the leases for any rented Facilities, and (ii) any acquisition agreements, loan documents, and title reports applicable to any currently owned Facilities or applicable to any Facilities which Sellers have contracted to acquire in connection with the Business. Sellers enjoy peaceful and undisturbed possession of all current Facilities. Except as set forth on Schedule 4.13, there exists no event of default by Sellers (nor any event which with notice or lapse of time would constitute an event of default by Sellers) with respect to any agreement or instrument with regard to any current Facility, and to Sellers’ Knowledge there exists no event of default by any of the other parties thereto (nor any event which with notice or lapse of time would constitute an event of default by any of the other parties thereto) with respect to any such agreement or instrument, except where such default would not have a Material Adverse Effect on the Business. Except as set forth on Schedule 4.13, all such agreements and instruments are in full force and effect.
     4.14 Contracts and Arrangements.
          (a) Schedule 1.8 hereto contains a true and accurate list of all Contracts, pursuant to which Sellers enjoy any right or benefit or undertakes any obligation related to the Business, the Sellers Intellectual Property, the Assumed Liabilities or the Assets. Except for the Contracts, neither Seller is a party to or otherwise bound by the terms of any contract, agreement or obligation, written or oral, affecting the Business, the Assets, Intellectual Property, or the Assumed Liabilities. Each of the Assumed Contracts is (assuming due authorization and execution by the other party or parties hereto) valid, binding and in full force and effect and enforceable by Sellers in accordance with its terms, except as enforcement may be limited by general equitable principles and the exercise of judicial discretion in accordance with such principles. Neither of the Sellers, nor, to Sellers’ Knowledge, any other party, is in default under any Assumed Contract, and there are no existing disputes or claims of default relating thereto, or any facts or conditions Known to Sellers which, if continued, will result in a default or claim of default thereunder, which default could reasonably be expected to have a Material Adverse Effect on the Business, the Assets, the Assumed Contracts or the Assumed Liabilities. No

Assumed Contract contains any liquidated damages, penalty or similar provision. There is no Assumed Contract which Sellers can reasonably foresee will result in any material loss upon the performance thereof by Purchaser from and after the Closing Date. To Sellers’ Knowledge, no party to any Contract has notified Sellers that it intends to cancel, withdraw, modify or amend such Contract. Except as set forth on Schedule 6.5 attached hereto, no consents are necessary for the effective assignment to and assumption by Purchaser of any of the Assumed Contracts.
          (b) To Sellers’ Knowledge, there are no unresolved claims between Sellers and any of the principal licensors, vendors, suppliers, distributors, representatives or customers of the Business, and no event which could reasonably be expected to result in (i) a material breach of an Assumed Contract, (ii) a request for a material accommodation or concession in connection with the sale of services, distributors, representatives or customers or (iii) a significant impairment of the relationships of any Business with its principal licensors, vendors, suppliers, distributors, representatives, or customers, and none of such persons has advised Sellers of its intention to cease doing business with Sellers or with Purchaser or the Purchaser following the Closing Date, whether as a result of the transactions contemplated hereunder or otherwise.
          (c) Each accepted and unfilled order entered into by Sellers for the provisions of services by Sellers, and each agreement, contract or commitment for the purchase of supplies, included in the Contracts was made in the ordinary course of the Business.
     4.15 Insurance. Sellers maintain insurance policies relating to the Business providing coverage described on Schedule 4.15. All of such policies are in full force and effect, and Sellers are not in default with respect to any material provision of any of such policies. Sellers have not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it.
     4.16 Brokers. Acquisition Services Group, Inc. (“ASG”) has represented Sellers in connection with this Agreement and the Transaction. Sellers are solely responsible for any fees or other compensation payable to ASG and shall indemnify and hold harmless Purchaser against and from any obligations to ASG. There is no other broker, finder, investment banker or other person, who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Sellers.
     4.17 Accounts Receivable. Subject to any reserves set forth in the Business Financial Statements, the Accounts Receivable shown on the Business Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest and are not subject to valid defenses, set-offs or counter claims. The Accounts Receivable will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Business Financial Statements.
     4.18 Warranties and Service Payment Obligations. Schedule 4.18 sets forth (a) copies of all forms of warranties or warranty agreements or obligations now in effect with respect to any of the services provided, or to be provided, by Sellers in connection therewith, (b) a complete and accurate list of all agreements pursuant to which Sellers are obligated to provide service or support services, (c) a complete and accurate list of all other agreements of Sellers which are either included in the Assumed Contracts or relate to any services, and pursuant to which Sellers are obligated to make any other accommodation for such purchaser or distributor, including, without limitation, any warranties and (d) an analysis of the warranty reserve included in the Business Financial Statements for the year ended December 31, 2006. All services have been, or are being, made pursuant to the form of warranty set forth in Schedule 4.18, or the terms of a Contract set forth in Schedule 4.18 and no other warranty, express or implied, has been made or extended by Sellers with respect to the services provided by Sellers in relation thereto.
     4.19 Business Records. The Business Records to be delivered to Purchaser are complete, true and accurate in all material respects and accurately reflect all actions and transactions referred to in such Business Records.
     4.20 No Suspension or Debarment. Neither Sellers nor any of the Affiliates are presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal agency; have, within the three year preceding the Closing, been convicted of or had a civil judgment rendered against any of them for commission of a fraud or criminal offense in connection with obtaining, attempting to obtain or performing a public (Federal, state or local) contract or subcontract, violation of Federal or state antitrust statutes relating to the submission of offers or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements or receiving stolen property; are presently indicted for or otherwise criminally or civilly charged by a Governmental Entity with, commission of any of the above offenses; and, within the three years preceding the Closing, have had one or more contracts terminated for default by any Federal agency.
     4.21 Environmental Matters. Sellers have obtained all Permits required under Environmental Laws to conduct the Business (collectively, “Licenses”), and all such Licenses are current, valid and in good standing, and copies of all such Licenses have been provided to Purchaser. The Business is conducted and at all times has been conducted in compliance with Environmental Laws and Licenses, including without limitation, as may be applicable to the ownership, use, occupation, control, possession and rental of all prior and current Facilities. No civil, criminal or administrative actions, proceedings, directives, inquiries, or investigations are pending, or to the Knowledge of Sellers threatened, pertaining to Sellers or the Business and brought by any Governmental Entity or Person, regarding any alleged non-compliance by the Business or any Facility with Environmental Laws, or regarding any alleged Release of Hazardous Materials. No Governmental Entity or Person has, currently or in the past, alleged or, to the Knowledge of Sellers threatened to allege, against Sellers, any Affiliate of the Company, or the Business, in connection with the Business or any Facility, that Hazardous Materials have been Handled improperly or in violation of Environmental Laws or in such a manner as to harm or threaten to harm human health, ecology, or the environment. Sellers have not received any notice with respect to any Facility, and is not aware of the issuance, at any time, to any Person of any notice with respect to any Facility, alleging that (i) a Release of Hazardous Materials occurred, or is suspected of having occurred, at any time at a Facility, or (ii) a Facility has been listed or is proposed to be listed on any list, registry or inventory maintained by any Governmental Entity of sites where a Release of Hazardous Materials has occurred or is suspected of having occurred. No Release of Hazardous Materials has occurred at any time in connection with the Business or during any period that Sellers owned, used, occupied, controlled, or rented any current or prior Facility. There are no conditions existing at any Facility in connection with the Business which require any remedial action, removal action, corrective action, closure action, or other environmental response action under Environmental Laws or Licenses. There are not present at any current Facility, nor to Sellers’ Knowledge were there present at any prior Facility, nor are there any plans to install at any current Facility, any aboveground or underground storage tanks, vaults, containments, impoundments or other aboveground or underground structures or equipment, that are used, will be used, or were used, or that are or were intended to be used, for Handling Hazardous Materials. No equipment or improvements used in the Business presently require, or to the Knowledge of Sellers may require, any expenditure of funds or any removal, closure, updating, modification or replacement to comply with Environmental Laws and Licenses. To the Knowledge of Sellers, no Release of Hazardous Materials has migrated to or from, or threatens to migrate to or from, the soil, surface water, or groundwater of any current Facility. With respect to the Business and to the Knowledge of Sellers, there are no conditions existing at any site to which Sellers have sent Hazardous Materials at any time for transportation, transfer, recycling, treatment, storage, or disposal, which require any investigation, remedial action, removal action, corrective action, or other environmental response action pursuant to Environmental Laws. No employee of the Company and no other Person currently asserts, has asserted or, to the Knowledge of Sellers threatened or has threatened to assert, a demand or claim pertaining to Sellers, any Affiliates of the Company, or the Business, based upon or relating to alleged damage to health caused by any Hazardous Material allegedly used in connection with the Business or which was allegedly present at any Facility.
     4.22 Taxes. As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.
          (a) Sellers have prepared and timely filed all returns, estimates, information statements and reports (and extensions of time for filing any of the foregoing) required to be filed with any taxing authority (“Tax Returns”) relating to any and all Taxes concerning or attributable to Sellers or the operations of the Company with respect to Taxes for any period ending on or before the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.
          (b) Sellers, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Tax Returns covered by Section 4.22(a) and (ii) will have withheld with respect to the employees of the Company all Taxes required to be withheld.
          (c) There is no Tax deficiency outstanding or assessed or, to Sellers’ Knowledge, proposed against Sellers that is not reflected as a liability on the Company’s Balance

Sheet as of March 31, 2007 included in the Business Financial Statements nor have Sellers executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.
          (d) Neither Seller is a party to any tax-sharing agreement or similar arrangement with any other party, and Sellers have not assumed to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.
          (e) Tax Returns of the Company have never been audited by a government or taxing authority, nor is any such audit in process or pending, and Sellers have not been notified of any request for such an audit or other examination.
          (f) The Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return.
          (g) Sellers have made available to Purchaser copies of all Tax Returns of the Company filed for all periods since December 31, 2003.
     4.23 Employee Benefit Plans.
          (a) Schedule 4.23 contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits, or other benefits, whether written or unwritten, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) which is or has been sponsored, maintained, contributed to, or required to be contributed to by Sellers, any subsidiary of the Company and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with the Company within the meaning of Section 414(b), (c),(m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any person who performs or who has performed services for Sellers or with respect to which Sellers, any subsidiary of the Company, or ERISA Affiliate has or may have any liability (including, without limitation, contingent liability) or obligation (collectively, the “Sellers Employee Plans”). Schedule 4.23 separately lists each Employee Plan of the Company that has been adopted or maintained by the Company, whether formally or informally, for the benefit of employees outside the United States (“Sellers International Employee Plans”).
          (b) Documents Sellers have furnished to Purchaser true and complete copies of documents embodying each of the Sellers Employee Plans and related plan documents, including (without limitation) trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses, and, to the extent still in their possession, any material employee communications relating thereto. With respect to each Sellers Employee Plan which is subject to ERISA reporting requirements, Sellers have provided copies of the Form 5500 reports filed for the last five plan years. Sellers have furnished Purchaser with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Sellers Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Sellers Employee Plan subject to Code Section 401(a).
          (c) Compliance (i) Each Sellers Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Sellers and each subsidiary of the Company or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Sellers Employee Plans; (ii) any Sellers Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code which are currently effective, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Sellers Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Sellers Employee Plan; (v) none of Sellers, any subsidiary of the Company or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Sellers Employee Plan; (vi) all contributions required to be made by Sellers, any subsidiary or ERISA Affiliate of the Company to any Sellers Employee Plan have been paid or accrued; (vii) with respect to each Sellers Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) each Sellers Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Sellers Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Sellers is threatened, against or with respect to any such Sellers Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by Sellers, any subsidiary or ERISA Affiliate which would materially increase the expense of maintaining any Sellers Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the financial statements of the Company.
          (d) No Title IV or Multiemployer Plan None of the Sellers, any subsidiary or any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Sellers, any subsidiary or any ERISA Affiliate of the Company has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
          (e) COBRA, FMLA, HIPAA, CANCER RIGHTS With respect to each Sellers Employee Plan, Sellers and each of the United States subsidiaries of the Company have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply would not in the aggregate have a Material Adverse Effect. Sellers have no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.
          (f) Effect of Acquisition The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Sellers, any subsidiary or any ERISA Affiliate of the Company to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute, bonus or benefits under any Sellers Employee Plan), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by Sellers pursuant to any Sellers Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Sellers Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Purchaser, as the case may be, or Sellers (other than ordinary administration expenses typically incurred in a termination event).
          (g) Sale of Substantially all Assets. Sellers agree that the consummation of the transactions contemplated by this Agreement constitute, as provided in Code Section 401(k)(10)(A)(ii), a sale of substantially all the assets (within the meaning of Code Section 409(d)(2)) used by Sellers in any trade or business.
     4.24 Employee Matters. Sellers are in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to Sellers’ Knowledge, reasonably expected or threatened, between Sellers, on the one hand, and any or all of the current or former employees of the Company, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Sellers’ Knowledge, reasonably expected or threatened, against Sellers under any workers’ compensation or long term disability plan or policy. Neither Seller is a party to any collective bargaining agreement or other labor union contract, nor do Sellers know of any activities or proceedings of any labor union to organize the employees of the Company. Sellers have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.
     4.25 Insurance. Sellers and each of the subsidiaries of the Company have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Sellers and the subsidiaries of the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Sellers and the subsidiaries of the Company are otherwise in compliance with the terms of such policies and bonds. Sellers have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
     4.26 Compliance With Laws. Each of Sellers and the subsidiaries of the Company has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of the business, or the ownership or operation of the business, except for such violations or failures to comply as do not and could not be reasonably expected to have a Material Adverse Effect on Sellers.
     4.27 Accuracy of Material Facts; Copies of Materials. No representation, warranty or covenant of Sellers contained in this Agreement or in any Ancillary Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances under which such statements were made. Sellers have delivered to Purchaser complete and accurate copies of each contract, agreement, license, lease and similar document (or, if oral, summaries of same) referred to in any schedule hereto or included in the Assets or the Assumed Contracts, or the Assumed Liabilities.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Sellers that:

     5.1 Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its businesses as now conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which it is required to be so qualified or licensed except in such states in which failure to be so qualified or licensed would not have a Material Adverse Effect on Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its businesses as now conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation in each state of the United States in which is required to be so qualified or licensed, except in such states in which failure to be so qualified or licensed would not have a Material Adverse Effect on Purchaser.
     5.2 Power, Authorization and Validity. Purchaser has the right, power, legal capacity and authority to enter into and perform its respective obligations under this Agreement and the other Ancillary Agreements to which it is or will be a party. The execution and delivery of this Agreement and the other Ancillary Agreements to which Purchaser is or will be a party have been duly and validly approved and authorized by the board of directors of Purchaser. No authorization or approval, corporate, governmental or otherwise, is necessary in order to enable Purchaser to enter into and to perform the terms of this Agreement or the other Ancillary Agreements on its part to be performed, except for (i) filings under applicable securities laws, and (ii) the termination of any waiting period under any other applicable Law or Decree. This Agreement is and the other Ancillary Agreements, when executed and delivered by Purchaser shall be, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     5.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which any of Purchaser is or will be a party, nor the consummation of the transactions contemplated herein or therein will conflict with, or result in a material breach or violation of, or constitute a default (with or without notice, lapse of time or both) or give any party any right to terminate, accelerate or cancel any provision of Purchaser’s charter documents as currently in effect, any material instrument, contract or understanding to which Purchaser is a party or by which Purchaser is bound, or by which Purchaser or any of their respective properties are bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to Purchaser. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Purchaser is or will be a party, nor the consummation of the transactions contemplated herein or therein, will have a Material Adverse Effect on the operations, assets, or financial condition of Purchaser.
     5.4 Compliance With Other Instruments and Laws. Purchaser is not in violation of (a) any provisions of its charter documents as currently in effect or (b) any applicable Law or Decree in any material respect.
     5.5 Litigation. There is no suit, action, proceeding, claim or, to Purchaser’s Knowledge, investigation, pending or, to Purchaser’s Knowledge, threatened against Purchaser before any Governmental Entity which questions or challenges the validity of this Agreement or any of the Ancillary Agreements to which any of Purchaser is or will be a party, or any of the transactions contemplated herein or therein.
     5.6 Brokers. There is no broker, finder, investment banker or other person whose fees are to be paid by Purchaser, who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Purchaser.
     5.7 Disclosure. No representation, warranty of Purchaser contained in this Agreement or any Ancillary Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances in which such statements were made.
     5.8 Market Resales of Purchaser Shares. Provided such resales are made in accordance with the requirements of § 230.904 of Regulation S under the federal Securities Act of 1933, as amended, the volume and procedural requirements set forth in Section 2.6(b) above, and the rules and regulations of the AIM Market of the London Stock Exchange, Dodson, Fitzgerald and Evans will be entitled at any time after the Closing to have their Purchaser Shares sold through the AIM market of the London Stock Exchange.
ARTICLE VI
PRE-CLOSING COVENANTS OF SELLERS
     6.1 Advice of Changes. Sellers will promptly notify Purchaser in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Purchaser contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect and (b) any Material Adverse Change in the Assets, Assumed Liabilities, the Intellectual Property or the financial condition, results of operations, business or prospects of the Business.
     6.2 Conduct of Business. During the period on and from the date of this Agreement through and including the Closing Date, Sellers will conduct the Business in the ordinary course consistent with past practices and will use their reasonable commercial efforts to retain employees of the Company employed in the Business, protect and preserve the Assets and the Intellectual Property, and maintain and preserve intact Sellers’ relationships with their consultants, independent contractors, licensors, suppliers, vendors, representatives, distributors and other customers and all others with whom it deals, all in accordance with the ordinary course of business. During the period on and from the date of this Agreement through and including the Closing Date, Sellers will not without the prior written consent of Purchaser:
          (a) mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Assets;
          (b) sell, dispose of or license any of the Assets to any Person, except Inventory in the ordinary course of business consistent with past practices;

          (c) fail to maintain the Tangible Assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;
          (d) fail to pay and discharge any trade payables relating to the Assets or the Business in accordance with Sellers’ customary business practices as of the date of execution hereof;
          (e) enter into any agreement or arrangement to pay any bonus, increased salary, or special remuneration to any employee of the Company employed in the Business (other than amounts not in excess of normal payments made on a regular basis and amounts paid to the employees of the Company who, at the time of such agreement or arrangement, have not been extended an offer to become employees of Purchaser), provided that Sellers in their discretion may pay dividends or loan funds to Dodson;
          (f) change accounting methods relating to or affecting the Assets, the Assumed Liabilities or the Business;
          (g) amend, terminate or waive any rights under any Contract, except in the ordinary course of the Business;
          (h) waive or release any right or claim relating to any Assets, except in the ordinary course of business consistent with past practices;
          (i) enter into any agreements or other obligations or commitments (excluding purchases of new materials) relating to the Business, except agreements or purchase orders (A) involving the payment by Sellers, as applicable, of less than $1,000 individually, or $10,000 in the aggregate, and (B) which are on commercially reasonable terms in the ordinary course of business, consistent with past practices of Sellers with respect to the Business;
          (j) fail to comply in any material respect with any Law or Decree applicable to the Business;
          (k) take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of Sellers relating to or applicable to Sellers, the Business or the Assets;
          (l) incur, with respect to the Business or the Assets, any Liabilities other than Liabilities incurred in the ordinary course of business consistent with past practices; or
          (m) agree to do any of the things described in the preceding clauses of this Section 6.2.
     6.3 No Shop Clause. Sellers will not, and will not permit anyone on their behalf to, solicit the submission of any proposal or offer from any person relating to the acquisition of any of the Assets or the Business, or the acquisition of the capital stock or voting securities of Sellers (including entering into any restructuring, merger, consolidation or share exchange).

     6.4 Access to Information. Until the Closing, Sellers will allow Purchaser, and its representatives, advisers and funding sources reasonable access upon reasonable notice and during normal working hours to the Business Records and Facilities relating to the Assets, all aspects of the Business and its financial and legal affairs and the financial condition of the Sellers. Until the Closing, Sellers shall cause their respective accountants to cooperate with Purchaser and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all Business Financial Statements prepared or audited by such accountants.
     6.5 Obtaining Necessary Consents and Addition of Purchaser as Party to Certain Contracts. Sellers shall use their reasonable commercial efforts to obtain any and all consents necessary for the effective assignment to and assumption by Purchaser of the Assumed Contracts, which consents are set forth on Schedule 6.5 hereto. All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Purchaser. Sellers shall not agree to any modification of any Assumed Contract in the course of obtaining any such consent, where such modification would materially and adversely affect Purchaser’s ability to conduct the Business as heretofore conducted. To the extent permitted by applicable law, in the event consents to the assignment of such Assumed Contracts are not obtained by Sellers as of the Closing, and Purchaser agree to close the Acquisition, such Assumed Contracts shall be held, as and from the Closing Date, by Sellers in trust for Purchaser as designated by Purchaser, and the covenants and obligations thereunder shall be performed by Purchaser in Sellers’ respective name and all benefits and obligations existing thereunder shall be for Purchaser’s, as applicable, account provided that such performance by Purchaser, shall be contingent on the passing of all benefits of such Assumed Contracts to Purchaser. Sellers shall take or cause to be taken such actions in their names or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Assumed Contracts and to effect collection of money or other consideration to become due and payable under the Assumed Contracts, and Sellers shall promptly pay over to Purchaser all money or other consideration received by it in respect to all Assumed Contracts. The compliance of Sellers with this provision shall not excuse Sellers from any breach of the representations, warranties and covenants of Sellers resulting from such non-assignment.
     6.6 Satisfaction of Conditions Precedent. Sellers will use their reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties, which may be necessary or reasonably required on their part in order to effect the transactions contemplated herein.
     6.7 No Solicitation. Sellers shall not directly or indirectly, and shall not authorize or permit any Affiliate or any Representative of the Sellers directly or indirectly to,
          (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal,

          (b) furnish any information regarding Sellers to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal,
          (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal,
          (d) approve, endorse or recommend any Acquisition Proposal, or
          (e) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition.
     6.8 Bulk Sales. Purchaser hereby waives compliance with applicable bulk transfer or similar laws, including (without limitation) California Uniform Commercial Code Division 6 and California Civil Code Section 3440, and Sellers will indemnify and hold harmless Purchaser under Section 12.3 below against and from any liabilities and obligations, other than the Assumed Liabilities, arising from claims made by third parties under applicable bulk transfer or similar laws applicable to the transactions contemplated in this Agreement herein.
     6.9 Collection of Accounts Receivable. To the extent Sellers receive any payment after the Closing from a customer on account of an Account Receivable, Sellers shall hold such payment in trust for the benefit of Purchaser, promptly notify Purchaser and remit such funds to Purchaser. To the extent Purchaser receives any payment after the Closing from a customer on account of an account receivable included in the Excluded Assets, Purchaser shall hold such payment in trust for the benefit of Sellers, promptly notify Sellers and remit such funds to Sellers.
     6.10 Notice to Vendors. Purchaser shall, as soon as practicable following the Closing Date, send to each vendor under an Assumed Contract a written notice of the assignment to Purchaser of Sellers’ obligation under such Assumed Contract, which notice shall request such vendor’s agreement to look solely to Purchaser for payment or performance of such Assumed Contract and to release Sellers from all obligations thereunder.
ARTICLE VII
PRE-CLOSING COVENANTS OF PURCHASER
     7.1 Advice of Changes. Purchaser will promptly notify Sellers in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Purchaser, contained in this Agreement, if made on or as of the date of that event or the Closing Date, untrue or inaccurate in any material respect.
     7.2 Satisfaction of Conditions Precedent. Purchaser will use its reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated herein.

ARTICLE VIII
MUTUAL COVENANTS
     8.1 Confidentiality and Publicity. The confidentiality terms of the Noncompetition and Nonsolicitation Agreements are incorporated in this Agreement by this reference.
     8.2 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Sellers and Purchaser shall use their “best efforts” to (a) make all necessary filings with respect to the Purchaser Shares, Transaction and this Agreement under applicable federal, blue sky, British or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith, (b) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Acquisition and (c) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable.
     8.3 Governmental Filings. As promptly as practicable after the execution of this Agreement, Purchaser shall make any and all required governmental filings required with respect to the transactions contemplated in this Agreement and the Ancillary Agreements, and shall use its best efforts to respond promptly to all inquiries or requests for additional information or documentation from any Governmental Entity.
     8.4 Further Assurances. Prior to and following the Closing, each party to this Agreement agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purposes of this Agreement. Prior to and after the Closing Date, Sellers shall reasonably cooperate with Purchaser, in attempting to obtain the agreement of parties to the Contracts necessary for Purchaser’s enjoyment of the Assets or the Intellectual Property or Purchaser’s conduct of the Business following the Closing Date to extend the benefits and obligations of such Contracts to Purchaser.
     8.5 Communications Plan. Purchaser and Sellers shall use their respective reasonable commercial efforts to carry out the communications plan as agreed to among the parties as of the date of this Agreement with respect to communications to their respective customers, suppliers, employees, investors and strategic partners concerning the transactions contemplated hereby.

ARTICLE IX
CONDITIONS TO CLOSING
     9.1 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions to be performed by it at the Closing are, at the option of Sellers, subject to the satisfaction at or prior to the Closing of the following additional conditions:
          (a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in ARTICLE V hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing, and Purchaser shall have delivered to Sellers a certificate (the “Purchaser Compliance Certificate”) to such effect dated as of the Closing Date and signed by the President of Purchaser.
          (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser, at or prior to the Closing shall have been duly complied with and performed in all material respects, and Purchaser shall have delivered to Sellers the Purchaser Compliance Certificate to such effect.
          (c) Ancillary Agreements. Purchaser shall have executed and delivered to Sellers each of the Ancillary Agreements to which it is a party.
          (d) Purchaser’s Closing Deliverables. At the Closing, Purchaser will deliver to Sellers the following items:
               (i) That portion of the Purchase Price referred to in Section 2.6(d);
               (ii) the Purchaser Compliance Certificate in accordance with Section 9.1(a) and (b) hereof;
               (iii) copies of each of the Ancillary Agreements executed by Purchaser;
               (iv) a certificate, signed by the Secretary of Purchaser, certifying as to and accuracy of, and attaching copies of, Purchaser’s charter documents and all board of directors resolutions adopted in connection with the Acquisition; and
               (v) all other documents required to be delivered to Sellers under this Agreement.
     9.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:
          (a) Representations and Warranties. All the representations and warranties of Sellers set forth in ARTICLE IV hereof shall be true and correct in all material respects on and as of the date when both parties sign the Agreement, and on and as of the Closing Date, with the same force and effect as if such representations and warranties had been made at the Closing, and Sellers shall have delivered to Purchaser a certificate (the “Sellers Compliance Certificate”) to such effect dated as of the Closing Date and signed by the President of the Company.
          (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers at or prior to the Closing shall have been duly complied with and performed in all material respects, and Sellers shall have delivered to Purchaser the Sellers Compliance Certificate to such effect.
          (c) Required Consents. Any and all required consents from third parties to the Assumed Contracts and other instruments required to allow the consummation of the Acquisition and the other transactions contemplated herein shall have been obtained, and evidence thereof satisfactory to Purchaser shall have been delivered to Purchaser.
          (d) Material Adverse Change. There shall have been no Material Adverse Change relating to the Assumed Liabilities, the Assets (including title to all the Assets) or the Business.
          (e) Completion of Due Diligence. Sellers shall complete all business, technical, accounting, tax, intellectual property and legal due diligence as Purchaser requests and to Purchaser’s satisfaction.
          (f) No Orders. No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the Acquisition or the consummation of any other transaction contemplated herein.
          (g) Permits, Authorizations and Approvals. Subject to Section 6.8, all permits, authorizations, approvals and orders required to be obtained under all applicable Laws or Decrees in connection with the transactions contemplated herein, including but not limited to any applicable consent or termination of any applicable waiting period under any Law shall have been obtained and shall be in full force and effect at the Closing Date.
          (h) No Litigation. There shall be no litigation pending or threatened by plaintiff(s) in which (i) an injunction is or may be sought against the transactions contemplated herein, (ii) relief is or may be sought against any party hereto as a result of this Agreement, or (iii) the action sought would materially impair the expected benefits of the Transaction to Purchaser, and in which, in the good faith judgment of the board of directors of Purchaser (relying on the advice of their legal counsel), such plaintiff(s) have the probability of prevailing and such relief would have a Material Adverse Effect upon such party.
          (i) Ancillary Agreements. Sellers shall have executed and delivered to Purchaser each of the Ancillary Agreements to which either Seller is a party.
          (j) Transfer Documents. All Transfer Documents shall have been presented to Purchaser and their counsel for review and shall have been consistent with this Agreement and reasonably satisfactory in form and substance to Purchaser and their counsel prior to the consummation of such transactions. All of the Assets, including the Assumed Contracts, shall have been transferred or assigned from Sellers to Purchaser free and clear of all Encumbrances

(except Permitted Encumbrances), and Purchaser and their counsel shall have received evidences of such transfers reasonably satisfactory to them.
          (k) Preclosing Pro Forma Balance Sheet. Sellers shall have delivered to Purchaser at least five (5) days before the Closing a pro forma balance sheet of the Company as of the most recent calendar month end prior to the date of delivery of such statement together with a good faith reasonable projection of changes to such balance sheet through the Closing (after giving effect to the Transaction), the form and content of which shall be acceptable to Purchaser, such judgment to be exercised in good faith.
          (l) Opinion of Counsel. Sellers’ counsel shall have delivered an opinion of counsel to Purchaser as to the matters set forth in Exhibit D in form and substance satisfactory to Purchaser and its counsel.
          (m) Employees. As of the Closing Date, Bob Roark and any other Key Employees of the Company shall have accepted written offers of employment extended by Purchaser at substantially equal or greater pay rates and pursuant to Purchaser’s usual benefit package. Sellers will use their best efforts to assist Purchaser in persuading other employees of the Company to become employees of Purchaser.
          (n) Dodson Employment Agreement and Noncompetition and Nonsolicitation Agreements. As of the Closing Date, Dodson, the sole owner of the Company, shall enter into the Employment Agreement and Sellers shall each enter into the Noncompetition and Nonsolicitation Agreements with Purchaser.
          (o) Sellers’ Closing Deliverables. At the Closing, Sellers will deliver to Purchaser the following items:
               (i) the Transfer Documents
               (ii) the Employment Agreement, duly executed by Dodson;
               (iii) the Noncompetition and Nonsolicitation Agreements, duly executed by Sellers;
               (iv) all Business Records;
               (v) the Sellers Compliance Certificate in accordance with Section 9.2(a) and (b) hereof;
               (vi) all required consents from third parties to the Contracts in accordance with Section 9.2(c) hereof;
               (vii) the executed opinion of counsel to Sellers in accordance with Section 9.2(l) hereof;
               (viii) executed copies of any other Ancillary Agreements to which Sellers are parties;

               (ix) a certificate, signed by the Secretary of the Company, certifying as to the truth and accuracy of, and attaching copies of, the Company’s charter documents and board of directors and shareholder resolutions adopted in connection with the Transaction;
               (x) the assignments of the Assumed Contracts in accordance with Section 9.2(j) hereof;
               (xi) the representations, warranties and agreements of Fitzgerald and Evans described in Section 2.6(b); and
               (xii) all other documents required to be delivered to Purchaser and/or Purchaser, under the provisions of this Agreement.
ARTICLE X
POST-CLOSING MATTERS
     10.1 Employees.
          (a) Sellers’ Obligations and Liabilities.
               (i) Sellers shall be solely responsible for filing all Tax Returns with respect to the employment of any employee of the Company through the Closing Date.
               (ii) Sellers shall be solely liable for and obligated to pay, and shall indemnify and hold Purchaser and any of its Affiliates harmless from, any and all liabilities (other than Assumed Liabilities) with respect to Sellers’ termination of employment of any employee of the Company on or before the Closing Date.
               (iii) Sellers shall be responsible for any Liability for claims filed with respect to any employee of the Company eligible for coverage, reimbursement and/or benefits under the terms of any of Sellers Employee Plans, provided such liability (A) accrued or became payable during the period of such employee’s employment with the Company on or before the Closing Date or (B) arose out of Sellers’ termination of such employee’s employment on or before the Closing Date. Additionally, Sellers shall be responsible for any liability for accrued benefits with respect to any Purchaser employee who, as a result of employment with the Company on or before the Closing Date, was a participant in any of Sellers Employee Plan.
          (b) No Rights Conferred Upon Employees. The parties hereby acknowledge that, except as otherwise provided in Section 10.1(a) and (b) and the Employment Agreement and as necessary to satisfy the condition in Section 9.2(m), Purchaser is not under any obligation to employ any current or future employee of the Company or any Affiliate of the Company thereof. Further, nothing in this Agreement shall confer any rights or remedies under this Agreement on any employee.
     10.2 Further Assurances of Sellers. Sellers shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Sections 2.1 and 9.2 hereof, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Sellers have not obtained as of the Closing Date. Sellers shall use their reasonable commercial efforts to obtain for Purchaser any and all consents of third parties, as required under Section 6.5, which Sellers have not obtained as of the Closing Date.
     10.3 Further Assurances of Purchaser. Purchaser shall, from time to time at the request of Sellers, and without further consideration, execute and deliver such instruments of assumption, and take such other action, as may be reasonably necessary to effectively confirm the assumption by Purchaser of the Assumed Liabilities.
     10.4 Access to Business Records. From and after the Closing Date, Purchaser shall use ordinary care to maintain the Business Records acquired by it pursuant hereto and, damage by fire or other casualty or accident excepted, shall not for a period of six (6) years after the Closing Date destroy or dispose of any such Business Records unless it shall first have notified Sellers of its intention to do so and shall have afforded Sellers an opportunity to take possession thereof. Sellers shall have the right to retain a copy of the Business Records. Similarly, from and after the Closing Date, Sellers shall use ordinary care to maintain Sellers’ copy of the Business Records and of any records relating to the Business not transferred to Purchaser and, damage by fire or other casualty or accident excepted, shall not for a period of six (6) years after the Closing Date destroy or dispose of any such records unless they shall first have notified Purchaser of their intention to do so and shall have afforded Purchaser an opportunity to take possession thereof. From and after the Closing Date, each party shall afford the other access to all preclosing Business Records and other information acquired or retained by it pursuant hereto, including data processing information, upon reasonable notice during ordinary business hours for all reasonable business purposes, and each party shall permit the other party to make copies of any such records and retain possession of such copies. Each of Purchaser and Sellers shall use reasonable care to maintain the confidentiality of the Business Records in the possession of such party pursuant to the terms and subject to the conditions set forth in the Confidentiality Agreement.
     10.5 Tax Liability.
          (a) Sellers and Purchaser shall each pay fifty percent (50%) of any sales or use taxes owed on account of the sale of the Assets to Purchaser under this Agreement provided, however, in no event shall Purchaser be liable for more than $7,000 of sales or use taxes. Except under the preceding sentence or as otherwise set forth herein, Sellers shall pay all Taxes arising from or relating to the transactions contemplated in this Agreement (the “Transaction Taxes”). If a resale certificate, resale purchase exemption certificate, production machinery and equipment exemption certificate or other certificate or document of exemption is required to reduce or eliminate the Transaction Taxes, Purchaser will promptly furnish such certificate or document to Sellers or Purchaser will cooperate with Sellers to allow Sellers to obtain such reduction or exemption from Transaction Taxes. Sellers and Purchaser shall use their respective commercially reasonable efforts to deliver and receive the Assets, as appropriate, through electronic delivery or in such other manner reasonably calculated in accordance with applicable law, and take all other commercially reasonable actions necessary, to minimize or avoid the incurrence of any Transfer Taxes.
          (b) All ad valorem, property (whether real or personal) and similar taxes (“Property Taxes”) with respect to the Assets for any tax period in which the Closing Date occurs shall be prorated between the Buyer and the Sellers, with the Sellers economically responsible for the Property Taxes for the portion of the tax year prior to and including the Closing Date. Sellers shall be responsible for the preparation and filing of any Tax Returns or reports related to the Assets that are required to be filed on or before the Closing Date. Sellers shall be responsible for all taxes imposed on or with respect to the Assets that are attributable to any whole or partial taxable period ending on or before the Closing Date. Buyer, with the cooperation of Sellers, shall be responsible for the preparation and filing of all other tax returns or reports related to the Assets.
     10.6 Group Health Plan. The Company will, at its expense (except that the premium cost for June 2007 is a Prepaid Expense), for the benefit of its employees immediately prior to the Closing, continue in effect its existing employee group health insurance coverage until June 30, 2007. Any payments normally made by such employees to the Company for such coverage may after the Closing, at Purchaser’s discretion, be charged by Purchaser to such employees for coverage during June 2007.
     10.7 Other Insurance Coverage. The Company will, at its sole expense (and not as a Prepaid Expense), continue in effect until June 15, 2007 its existing property, vehicles and liability insurance policies (other than workman’s compensation coverage) and name Purchaser as an additional insured thereunder. To the extent any amounts are paid in the future under such policies for harm or damage to or loss of any covered Assets, such amounts shall be paid to Purchaser.
ARTICLE XI
TERMINATION OF AGREEMENT
     11.1 Termination. This Agreement may be terminated prior to the Closing (whether before or after approval of this Agreement by the Company’s stockholders):
          (a) by mutual written consent of Purchaser and Sellers;
          (b) by either Purchaser or Sellers if the Closing shall not have occurred by August 1, 2007 (unless the failure to consummate the Transaction is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing);
          (c) by either Purchaser or Sellers if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction;

          (d) by Purchaser if (i) any of Sellers’ representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.2(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to Sellers Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of Sellers’ covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2(b) would not be satisfied; provided, however, that if an inaccuracy in Sellers’ representations and warranties or a breach of a covenant by Sellers is curable by Sellers and Sellers are continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Purchaser may not terminate this Agreement under this Section 11.1(d) on account of such inaccuracy or breach;
          (e) by Sellers if (i) any of Purchaser’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.1(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Purchaser Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.1(b) would not be satisfied; provided, however, that if an inaccuracy in Purchaser’s representations and warranties or a breach of a covenant by Purchaser is curable by Purchaser is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Sellers may not terminate this Agreement under this Section 11.1(e) on account of such inaccuracy or breach; or
          (f) by Purchaser if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Business, the Assets or the Assumed Liabilities, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Business, the Assets or the Assumed Liabilities.
     11.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 11.2, Section 11.3 and ARTICLE XIII shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.
     11.3 Expenses; Termination Fees. All fees and expenses incurred in connection with negotiation, preparation and completion of this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated.
ARTICLE XII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     12.1 Survival of Representations and Warranties. The representations and warranties made by Sellers or Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the waiver or satisfaction of any condition to closing and shall survive the Closing as follows. All of the representations and warranties contained in Articles IV and V shall survive for a period of three (3) years following the Closing Date, except that (i) those contained in Sections 4.3 and 4.5 and any fraudulently made shall survive indefinitely and (ii) those contained in Sections 4.12, 4.21, 4.22 and 4.23 shall survive until the end of three (3) months following the expiration of the applicable statute of limitation with respect to the related claim. No claim for indemnification relating to a representation or warranty by a Party may be made under this Article XII unless a Sellers Indemnification Notice or Buyer Indemnification Notice, as applicable, is given within the applicable survival period set forth in this paragraph.
     12.2 Indemnification by Purchaser.
          (a) Subject to the terms and conditions of this ARTICLE XII, Purchaser agrees to indemnify, defend and hold harmless Sellers from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by Sellers by reason of, resulting from, based upon or arising out of any of the following:
               (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any certificate, schedule or exhibit delivered by Purchaser in connection with this Agreement;
               (ii) the breach or nonperformance of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement or any of the Ancillary Agreements;
               (iii) all Assumed Liabilities; or
               (iv) Purchaser’s use of the Assets and business operations after the Closing Date; provided, however, that the Purchaser indemnification obligations set forth in this Section 12.2(a)(iv).shall not apply if the underlying cause of claim is or would have been indemnifiable pursuant to Section 12.3 and such claim had been timely made under Section 12.3.
          (b) Notice of Claims. Sellers shall promptly notify Purchaser in writing stating that with respect to the indemnification obligations of the Purchaser set forth in Section 12.2(a), Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related (the “Sellers Indemnification Notice”).

          (c) Objections to Claims. If Purchaser does not object to any Indemnification Notice within sixty (60) days of receipt, the claims made in such notice shall be deemed to be agreed to among the Parties and Purchaser shall be liable for the related Losses. If Purchaser objects to claims made in such Indemnification Notice, it must deliver a written objection (“Purchaser Objection Notice”) to Sellers detailing the reasons and basis for such objection. If a Purchaser Objection Notice is delivered, Sellers and Purchaser shall attempt in good faith for sixty (60) days to agree upon the rights of the respective Parties with respect to each of such claims. If Sellers and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If the Parties do not agree, then the matter shall be resolved in accordance with Section 12.4.
          (d) Third-Party Claims. Sellers shall have the right, with the consent of Purchaser, which shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and reasonably to defend (without the consent of Purchaser) through counsel of their own choosing, at their own expense, any action which may be brought by a third party in connection therewith, provided, however, that Purchaser shall have the right to have its counsel participate fully in such defense at its own expense. In the event that Purchaser has consented to any such settlement, Purchaser shall have no power or authority to object under this ARTICLE XII to the amount of any claim by Sellers against Purchaser for indemnity with respect to such settlement. Purchaser and Sellers shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Purchaser and Sellers shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any matter or claim for indemnification.
     12.3 Indemnification by Sellers.
          (a) Subject to the terms and conditions of this ARTICLE XII, Sellers jointly and severally agree to indemnify, defend and hold harmless Purchaser from, against, for and in respect of any and all Indemnifiable Losses asserted against, relating to, imposed upon or incurred by Purchaser by reason of, resulting from, based upon or arising out of any of the following (collectively, “Indemnifiable Losses”):
               (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Sellers contained in or made pursuant to this Agreement or any certificate, schedule or exhibit delivered by Sellers in connection with this Agreement;
               (ii) the breach or nonperformance of any covenant or agreement of Sellers contained in or made pursuant to this Agreement or any of the Ancillary Agreements;
               (iii) all Excluded Liabilities; or
               (iv) operations of the Business prior to the Closing.
          (b) Subject to Section 12.3(c), Sellers shall not be required to indemnify Purchaser for any Indemnifiable Losses incurred with respect to Section 12.3(a)(i) until the aggregate amount of all such Indemnifiable Losses under all individual claims made by Purchaser shall exceed $50,000 (the “Sellers’ Indemnification Floor”); provided, however, that if the aggregate amount of Indemnifiable Losses in respect of such claims shall exceed the Sellers’ Indemnification Floor, Sellers shall indemnify Purchaser for all Indemnifiable Losses in respect of such claims.
          (c) Nothing contained in this ARTICLE XII shall limit in any manner any remedy at law or in equity to which Purchaser shall be entitled against Sellers as a result of willful fraud or intentional misrepresentation by Sellers, or any of their representatives or agents. The provisions of Section 12.3(b) above shall not limit, in any manner, Sellers’ obligation to indemnify Purchaser for any breach of any covenant or agreement of Sellers to be performed by Sellers following the Closing Date, including, without limitation, Sellers’ obligation to perform and discharge all Excluded Liabilities and Sellers’ obligations arising out of the Ancillary Agreements.
          (d) Claims Offset. Purchaser in its sole discretion may offset any amounts payable to it by Sellers under this Section 12.3 against the principal amount of the Holdback Notes and the amount of any Earnout Amount payable.
          (e) Notice of Claims. Purchaser shall promptly notify Sellers in writing of all matters which may give rise to the right to right of indemnification hereunder and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related (the “Purchaser Indemnification Notice”).
          (f) Objections to Claims. If Sellers do not object to any Indemnification Notice within sixty (60) days of receipt, the claims made in such notice shall be deemed to be agreed to among the Parties and Sellers shall be liable for the related Losses. If Sellers object to claims made in such Indemnification Notice, it must deliver a written objection (“Sellers Objection Notice”) to Purchaser detailing the reasons and basis for such objection. If a Sellers Objection Notice is delivered, Sellers and Purchaser shall attempt in good faith for sixty (60) days to agree upon the rights of the respective Parties with respect to each of such claims. If Sellers and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If the Parties do not agree, then the matter shall be resolved in accordance with Section 12.4.
          (g) Third-Party Claims. Purchaser shall have the right, with the consent of Sellers, which shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and reasonably to defend (without the consent of Sellers) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that Sellers shall have the right to have their counsel participate fully in such defense at their own expense. In the event that Sellers have consented to any such settlement, Sellers shall have no power or authority to object under ARTICLE XII or any other provision of this Section 12.3(h) to the amount of any claim by Purchaser against Sellers for indemnity with respect to such settlement. Purchaser and Sellers shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Purchaser and Sellers shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any matter or claim for indemnification.
          (h) For purposes of Sections 12.2 and 12.3, the following shall be deducted in calculating the amount of any Indemnifiable Losses:
               (i) any amount covered and paid or reimbursed for under insurance policies, provided that Indemnifiable Losses may nevertheless include any related deductibles that are paid or would be paid under such policies and any costs or expenses incurred in enforcing rights to obtain such payments or reimbursements under such insurance policies; and
               (ii) the amount of any warranty claims with respect to products sold or services provided by Sellers or other Indemnifiable Losses to the extent that they are covered and paid, reimbursed or credited for under the Defenses and Claims assigned to Purchaser under Section 2.4(b), provided that Indemnifiable Losses may nevertheless include any costs or expenses incurred by Purchaser or its subsidiaries in enforcing rights to obtain such payments, reimbursements or credits under such Defenses and Claims.
          (i) If the book value of any asset on the Closing Statement has been written down below the book value of the asset on the Company’s books and records immediately prior to the Closing, Purchaser may not claim the amount of such write-down as part of any Indemnifiable Losses. Article XII shall be the Parties’ exclusive remedy for any breach of the representations and warranties except in the case of fraud or intentional misrepresentation.
     12.4 Resolution of Conflicts and Arbitration.
          (a) If no agreement can be reached after good faith negotiation between the parties pursuant to Sections 12.2(d) and 12.3(f), either party may, by written notice to the other, demand arbitration of the matter unless the amount of the damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Purchaser and Sellers shall agree on the arbitrator, provided that if Purchaser and Sellers cannot agree on such arbitrator, either Purchaser or Sellers can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Indemnification Notice shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in ARTICLE XII hereof, the parties shall be entitled to act in accordance with such decision.
          (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the applicable JAMS rules then in effect. For purposes of this Section 12.4(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Indemnification Notice is at issue, the party seeking indemnification shall be deemed to be the Non-Prevailing Party unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.
ARTICLE XIII
GENERAL
     13.1 Governing Law; Jurisdiction; Venue. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto, without respect to the conflicts-of-laws principles thereof. Any action to enforce, or which arises out of or in any way relates to, any of the provisions of this Agreement, or any of the Ancillary Agreements shall be brought and prosecuted exclusively in the United States District Court, Northern District of California (or, in the event such court does not have jurisdiction, the courts of the State of California located in such district), and the parties hereto hereby consent to the jurisdiction of such court or courts and to service of process by registered mail, return receipt requested, or by any other manner provided by the law of the State of California and the rules of such courts.
     13.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that: (a) Purchaser may assign its rights under this Agreement (i) to any majority-owned subsidiary of Purchaser, provided that Purchaser guarantees the obligations of such subsidiary hereunder or (ii) to any successor of Purchaser through any merger or consolidation, or purchase of all or substantially all of Purchaser’s stock or all or substantially all of Purchaser’s assets; and (b) Seller may assign their rights under this Agreement to Dodson and the Purchaser Shares may be resold or assigned as provided in Section 2.6(b). This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     13.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.
     13.4 Entire Agreement. This Agreement, the Ancillary Agreements all exhibits and schedules hereto and thereto, the certificates referenced herein and therein and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto including, without limitation, that certain letter of intent between the parties dated April 30, 2007.
     13.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.
     13.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.
     13.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.
     13.8 Waiver. Each party hereto may, by written notice to the others: (a) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others, (b) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the others contained in this Agreement or (d) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.
     13.9 Notices. All notices and other communications hereunder will be in writing, will be deemed given upon receipt and may be delivered personally, by mail, by overnight courier, by telecopier or by other means of facsimile transmission, properly addressed and delivered to the parties at the following addresses and/or fax numbers:

Seller or Dodson:	PC Power & Cooling, Inc. 5995 Avenida Encinas Carlsbad, CA 92008 Attention: Doug Dodson Facsimile: (760) 931-6988

with a required copy to:	Jon E. Jensen, Esq. Call, Jensen & Ferrell 610 Newport Center Drive Suite 700 Newport Beach, CA 92660 Facsimile: (949) 717-3100

Purchaser:	OCZ Technology Group, Inc. 860 E. Arques Ave. Sunnyvale, CA 94085 Attention: Chief Executive Officer Facsimile: (408) 733-5200

with a required copy to:	DLA Piper US LLP 2000 University Circle East Palo Alto, CA 94303-2248 Attention: Kerry T. Smith, Esq. Facsimile: (650) 687-1210
     Either party may change its address or fax number for such communications by giving notice thereof to the other party in conformity with this Section.
     13.10 Construction and Interpretation of Agreement.
          (a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party by reason of its having drafted such language.
          (b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.
          (c) As used in this Agreement, any reference to any state of facts, event, change or effect being “material” with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity, taken as a whole. Whenever the term “enforceable in accordance with its terms” or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor’s rights.
     13.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.
     13.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth next to their signatures below.

Executed on May 25, 2007	OCZ TECHNOLOGY GROUP, INC., a Delaware corporation

	By:	/s/ Ryan Petersen
Title: CEO

Executed on May 25, 2007	PC POWER & COOLING, INC., a California corporation

	By:	/s/ Douglas A. Dodson
Title: CEO

Executed on May 25, 2007	DOUGLAS A. DODSON

/s/ Douglas A. Dodson

List of Exhibits / Schedules

Exhibit A	Employment Agreement between Purchaser and Dodson.
Exhibit B-1	Holdback Note with one-year term issued by Purchaser
Exhibit B-2	Holdback Note with two-year term issued by Purchaser
Exhibit C-1	Noncompetition and Nonsolicitation Agreement between Purchaser and Dodson
Exhibit C-2	Noncompetition and Nonsolicitation Agreement between Purchaser and Seller
Exhibit D	Opinion of Call, Jensen & Ferrell, as counsel to Sellers
Schedule 1.1	Account Payable
Schedule 1.2	Account Receivable
Schedule 1.8	Assumed Contracts
Schedule 1.43	Inventory
Schedule 1.62	Prepaid Expenses
Schedule 1.77	Tangible Assets
Schedule 2.2(k)	Telephone and Fax Numbers; Website
Schedule 2.3	Excluded Assets
Schedule 2.8	Allocation of Purchase Price
Schedule 4.9	Permits
Schedule 4.12	Intellectual Property
Schedule 4.13	Facilities
Schedule 4.15	Insurance
Schedule 4.18	Warranties and Service Payment Obligations
Schedule 4.23	Employee Benefit Plans
Schedule 6.5	Necessary Consents

Exhibit A
EMPLOYMENT AGREEMENT BETWEEN PURCHASER AND DODSON
(Executive Employment Agreement, dated May 25, 2007, between OCZ Technology Group, Inc. and Douglas A. Dodson)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Exhibit B-1
HOLDBACK NOTE WITH ONE-YEAR TERM ISSUED BY PURCHASER
(Non-Negotiable Promissory Note, dated May 25, 2007, in the amount of $1,000,000, issued by OCZ Technology Group, Inc. to PC Power & Cooling, Inc. This note was due and payable on May 25, 2008.)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Exhibit B-2
HOLDBACK NOTE WITH TWO-YEAR TERM ISSUED BY PURCHASER
(Non-Negotiable Promissory Note, dated May 25, 2007, in the amount of $1,000,000, issued by OCZ Technology Group, Inc. to PC Power & Cooling, Inc. This note was due and payable on May 25, 2009.)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Exhibit C-1
NONCOMPETITION AND NONSOLICITATION AGREEMENT BETWEEN PURCHASER
AND DODSON
(Noncompetition and Nonsolicitation Agreement, dated May 25, 2007, between OCZ Technology Group, Inc. and Douglas A. Dodson)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Exhibit C-2
NONCOMPETITION AND NONSOLICITATION AGREEMENT BETWEEN PURCHASER
AND SELLER
(Noncompetition and Nonsolicitation Agreement, dated May 25, 2007, between OCZ Technology Group, Inc. and PC Power & Cooling, Inc.)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Exhibit D
OPINION OF CALL, JENSEN & FERRELL, AS COUNSEL TO SELLERS
(Opinion letter, dated May 25, 2007, by Call, Jensen & Ferrell to OCZ Technology Group, Inc.)
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 1.1
ACCOUNT PAYABLE
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 1.2
ACCOUNT RECEIVABLE
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 1.8
ASSUMED CONTRACTS
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 1.43
INVENTORY
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 1.62
PREPAID EXPENSES
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 1.77
TANGIBLE ASSETS
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 2.2(k)
TELEPHONE AND FAX NUMBERS; WEBSITE
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 2.3
EXCLUDED ASSETS
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 2.8
ALLOCATION OF PURCHASE PRICE
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 4.9
PERMITS
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 4.12
INTELLECTUAL PROPERTY
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 4.13
FACILITIES
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 4.15
INSURANCE
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 4.18
WARRANTIES AND SERVICE PAYMENT OBLIGATIONS
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 4.23
EMPLOYEE BENEFIT PLANS
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]

Schedule 6.5
NECESSARY CONSENTS
[All omitted exhibits / schedules will be furnished to the Staff of the Securities and Exchange Commission upon request]